                           EXCLUSIVE LICENSE AGREEMENT

         THIS AGREEMENT, effective as of the _____ day of October, 1995, by and among the CORNELL RESEARCH FOUNDATION, INC., having a place of business at Cornell Business & Technology Park, 20 Thornwood Drive, Suite 105, Ithaca, New York 14850 (hereinafter referred to as "CRF") and THE UNIVERSITY OF MEDICINE AND DENTISTRY OF NEW JERSEY, having a place of business located at 30 Bergen Street, Newark, New Jersey 07107 (hereinafter referred to as "UMDNJ"), the NEW YORK UNIVERSITY, having a place of business located at 550 First Avenue, New York, New York 10016 (hereinafter referred to as "NYU") (the above three organizations being jointly hereinafter referred to as LICENSORS) and INTERNATIONAL CANINE GENETICS, INC., having a place of business at 271 Great Valley Parkway, Malvern, Pennsylvania 19355 (hereinafter referred to as "LICENSEE").

                          W I T N E S S E T H T H A T:

         WHEREAS, United States Patent No. 5,108,897, entitled "Relaxin Testing for Early Detection of Pregnancy in Dogs," (the Patent) which was issued on April 28, 1992, a copy of which is appended as Exhibit A; and

         WHEREAS, the invention or inventions disclosed and claimed in the Patent have been assigned to CRF, UMDNJ and NYU; and

         WHEREAS, CRF is a wholly owned subsidiary corporation of Cornell University and holds the ownership interests of patents issued on inventions made by Cornell University's staff and administers licenses in a manner consistent with the patent policy of Cornell University; and

         WHEREAS, CRF, UMDNJ and NYU each represent that it is an assignee of the above-identified Patent pursuant to assignment agreements appended as Exhibit B and has the right to grant licenses under said Patent; and

         WHEREAS, CRF has an agreement with UMDNJ and NYU to act in matters of negotiation and the collection of payments on behalf of the Licensors; and

         WHEREAS, the work leading to the invention disclosed and claimed in the Patent was supported in part by an agency of the U.S. Government, and LICENSORS are therefore obligated to comply with the U.S. Office of Management & Budget Circular No. A-124, or 37 CRF Part 401; and

         WHEREAS, LICENSEE is desirous of securing a license under the Patent to make, have made, use and sell Licensed Products (as hereinafter defined) in the United States;

         WHEREAS, LICENSORS are willing to grant a license in the Patent to LICENSEE upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

                                        I

DEFINITIONS

         The following definitions will apply throughout this Agreement:

         1. Licensed Patent on the Patent shall mean U.S. Patent No. 5,108,897, and all reissues thereof.

         2. Licensed Product(s) shall mean any product or use which, in the absence of the license granted in this Agreement, infringes on one or more of the claims of the Licensed Patent.

         3. License Year shall mean each twelve (12) month period beginning on the effective date of this Agreement first written above and thereafter on the anniversary date thereof.

         4. LICENSEE shall mean International Canine Genetics, Inc and any corporation controlling, controlled by or under common control with International Canine Genetics, Inc. and any successor of International Canine Genetics, Inc. by the sale of assets or stock or by merger or consolidation. For purposes of this provision, the ownership of more than 50 percent of the total combined voting power of all classes of stock entitled to vote of a corporation shall constitute control.

         5. Net Sales Price shall mean the gross amount of money received by LICENSEE from its customers on the sale or use of Licensed Products subsequent to the effective date of this Agreement where the Licensed Products were either made, used or sold in the United States of America, less:

                  (a) trade and/or quantity discounts; (b) returns and allowances; (c) retroactive price reductions; (d) sales or excise taxes paid directly or indirectly by LICENSEE; and (e) shipping costs actually paid and separately itemized by LICENSEE.

                                       II

GRANT

         Subject only to the rights of and obligations to the U.S.

Government as set forth in U.S. Office of Management & Budget Circular A-124 or 37 CFR Part 401, LICENSORS hereby grant to the LICENSEE for the term set forth below and upon the royalty basis set forth below, an exclusive license to make, have made, use, sell or have sold Licensed Products in the United States.

The term "exclusive license" as used hereinabove shall mean that LICENSORS shall not issue a license to any other person during the term of this Agreement.

                                       III

TO HAVE MADE

         The right of LICENSEE to make Licensed Products includes the right to have such Licensed Products made pursuant to contracts with third parties. Such contractual arrangements with third parties shall be subject to and conditioned upon appropriate supervision and quality assurance and control of the third party by LICENSEE and the third party shall be bound in writing to respect all rights of LICENSORS and to apply all production of Licensed Products exclusively to LICENSEE.

                                       IV

PAYMENTS MADE IN CONSIDERATION OF THE
EXECUTION OF THIS LICENSE AGREEMENT

         CRF, on behalf of all LICENSORS, hereby acknowledges a payment of twenty-five thousand dollars ($25,000) made by LICENSEE as a consideration for entering into this Agreement, which sum is non-refundable and will not be considered as an advance payment on royalties due hereunder.

         LICENSEE further agrees to pay LICENSORS an additional non-refundable, non-creditable sum of twenty-five thousand dollars ($25,000) within six months after the first Licensed Product is sold in the commercial marketplace (the "Product Introduction Payment").

                                        V

CRF AS AGENT FOR LICENSORS

         CRF shall serve as the license administrator for LICENSORS. Any payment hereunder made by LICENSEE to CRF shall be considered payment to the LICENSORS, and UMDNJ and NYU shall have no recourse against LICENSEE for CRF's failure to disperse payments among LICENSORS in whatever manner they may agree upon.

                                       VI

PAYMENT OF U.S. MAINTENANCE FEES

         If, during the term of the Agreement, Maintenance Fees become due on the Licensed Patent, LICENSORS shall pay such fees in a timely manner. LICENSEE shall reimburse CRF for the amount of such Maintenance Fees and related attorney's costs within thirty (30) days after LICENSEE'S receipt of written notice thereof and proof of payment from CRF.

                                       VII

ROYALTIES AND MINIMUM ROYALTIES TO BE
PAID DURING THE LICENSE AGREEMENT

         During the term of this Agreement, LICENSEE will pay to CRF as agent for the LICENSORS and for the benefit of the LICENSORS a royalty of six percent (6%) of the Net Sales Price of Licensed Products made, used or sold by LICENSEE.

         LICENSEE'S obligation to pay royalties on the Net Sales Price of a Licensed Product shall cease:

         1. if the applicable claims in the Licensed Patent are held invalid by an unappealed or unappealable decision of a court of competent jurisdiction, or

         2. upon expiration of the Licensed Patent.

         Royalty payments as above will also apply to Licensed Products sold by LICENSEE prior to the date of this Agreement.

         Beginning with the License Year following the year in which the Product Introduction Payment set forth in IV is made, and each License Year thereafter, LICENSEE shall pay LICENSORS ten thousand dollars ($10,000) as a minimum royalty payment for that License Year and such moneys shall be paid quarterly on a calendar-quarter basis in arrears at the rate of $2,500 per quarter and will be considered as a credit against the royalties due for that License Year under this Agreement and the royalty reports should reflect the use of such credit. This provision is to be construed as an annual minimum royalty payment requirement and none of the minimum royalty payments are refundable or applicable to any succeeding License Year.

                                      VIII

ACCOUNTING AND PAYMENT SCHEDULE

         Payment, reporting and financial accounting shall be on a calendar quarter basis and LICENSEE will deliver to CRF within sixty (60) days after the end of each calendar quarter a report in writing setting forth revenues received from sales of Licensed Products (including a negative report if appropriate) and will accompany such report with an appropriate payment of royalty or portion of the minimum royalty due for such period. LICENSEE will keep accurate records, certified by it, showing the information by which LICENSEE arrived at a royalty determination and will, once each License Year, permit a person appointed by LICENSORS and acceptable to LICENSEE at LICENSORS' expense to make such inspection of said records as may be necessary to verify royalty reports made by LICENSEE; provided, however, if LICENSEE has underreported royalties by 10% or more, then the cost of inspection shall be bourne by LICENSEE.

         The report for the first calendar quarter reported will include all sales of Licenses Products by LICENSEE prior to the date of this Agreement and will be accompanied by appropriate payment of royalty therefor in U.S. dollars.

         Conversion from foreign currencies, if any, shall be based upon the applicable conversion rate published in the Wall Street Journal on the date that payment is received by LICENSEE.

         Payments which are delayed beyond that date which is sixty (60) days after the end of the quarter in which they become due shall be subject to interest at an annual rate equal to five percent (5%) in excess of the prime rate as stated in the Wall Street Journal in effect on such sixtieth (60th) day, for the period for which such payment remains outstanding after such sixtieth
(60th) day.

                                       IX

TERM

         The aforesaid exclusive license under the Licensed Patent shall commence upon the effective date of this Agreement and shall continue until the expiration date of the last to expire Licensed Patent, unless terminated pursuant to Article XV.

                                        X

REPRESENTATIONS AND WARRANTIES OF LICENSORS

         LICENSORS jointly and severally represent and warrant as follows:

         1. LICENSORS are the sole assignees of all rights of the inventions under the Patent and have the exclusive right to grant licenses under the Patent.

         2. LICENSORS have not entered in any agreement in conflict herewith and have not granted to any other person, firm or corporation any right, license, shop-right, privilege or interest of any kind in the Patent.

         3. LICENSORS are not presently aware of any infringement issues that have not been communicated to LICENSEE prior to the execution of this Agreement.

         4. To the best of LICENSORS' present knowledge, the listed inventors are the sole inventors of the inventions disclosed and claimed in the Patent.

         5. Any and all issue and/or maintenance fees which are due and owing with respect to the Patent have been paid in full.

         6. LICENSORS presently know of no reason why the Patent could be determined to be invalid.

         7. LICENSORS have the full power and authority to enter into this Agreement and this Agreement is the legal, valid and binding agreement of LICENSORS, enforceable against them in accordance with its terms.

                                       XI

DUTY OF DILIGENCE

         LICENSEE shall exercise reasonable due diligence to effect the introduction of Licensed Product(s) into the commercial market as soon as reasonably practical. LICENSEE agrees to use reasonable efforts to develop and exploit Licensed Products with diligence by manufacture and sale of Licensed Products for the duration of the term of this Agreement. LICENSEE further agrees to use reasonable efforts to maintain quality control over Licensed Products and to attend to proper, safe, fair, lawful and reasonable development and exploitation of the market for

Licensed Products.

         Failure of LICENSEE to comply with the provisions of this Paragraph shall be considered a material breach of this Agreement.

                                       XII

INFRINGEMENT OF LICENSED
PATENT RIGHTS BY THIRD PARTIES

         In the event that any infringement of the Licensed Patent shall come to the attention of LICENSORS or LICENSEE, then LICENSEE and LICENSORS shall duly inform each other within sixty (60) days. LICENSORS shall, in their sole discretion, determine whether or not to prosecute a patent infringement action and shall notify LICENSEE in writing of such decision within a reasonable time after notice of infringement is provided. If LICENSORS initiate such action, all legal expenses, including costs and attorneys' fees, shall be paid for by LICENSORS. LICENSEE shall be entitled, however, to join such litigation as a plaintiff, to be represented by separate counsel at its own expense and to seek any legal or equitable remedies for its loss or injury arising out of such infringement. If LICENSORS do not elect to prosecute a patent infringement action, then LICENSEE may prosecute such an action against the alleged infringer at its own expense and at its sole discretion, provided that no other action for infringement is pending at the time so that only one such lawsuit is pending at any time, subject however to the penultimate paragraph of this Article XII. LICENSORS agree to cooperate reasonably in any such action initiated by LICENSEE, including supplying essential documentary evidence and making essential witnesses then in LICENSORS' employment available. At any time, LICENSEE may join LICENSORS as a party, at LICENSEE'S expense.

         LICENSEE may defray the expenses (including reasonable attorneys' fees) of any such lawsuit initiated by LICENSEE to the extent of 50% of royalties payable by LICENSEE during the course of such legal proceedings.

         Out of any damages or awards recovered by either party in any infringement action, LICENSEE and LICENSORS shall proportionately recover their expenses, if any, (including reasonable attorneys' fees) arising in connection with such litigation, beyond the expense defrayed by withheld royalties. LICENSORS will then recover all royalties up to the amount of royalties, if any, payable by LICENSEE to LICENSORS and withheld by LICENSEE to defray the expenses of such lawsuit. Any amount remaining belongs proportionately to LICENSORS and LICENSEE with respect to loss or injury sustained by LICENSORS and LICENSEE, including royalty payments to LICENSORS on any amount recovered by LICENSEE based upon the infringer's sales of Licensed Products.

         In any proceedings brought by LICENSEE, LICENSORS shall be entitled to employ counsel at LICENSORS' expense and control the course of litigation, but may not compromise or settle any claims for loss or injury sustained by LICENSEE without LICENSEE'S written approval, which approval shall not be unreasonably withheld, if, in LICENSORS' reasonable discretion, LICENSEE'S defense of patent rights is insufficient, or if LICENSEE fails to carry on vigorous prosecution of said patent rights.

         In the event LICENSEE seeks, with justifiable cause, to prosecute more than one lawsuit at a time, LICENSORS will not unreasonably withhold permission where such actions are conducted entirely at LICENSEE'S expense, including reimbursement of LICENSORS' reasonable expenses incurred on behalf of such action.

         In any action brought by LICENSEE, LICENSEE undertakes to indemnify and hold LICENSORS harmless from any damages, or reasonable costs and expenses incurred by reason of such litigation, except as hereinabove provided.

                                      XIII

ASSIGNMENT

         The rights and obligations of the LICENSEE are not assignable except to LICENSEE'S successor in business (whether by sale of assets or stock or by merger or consolidation) unless such assignment is approved by LICENSORS in writing in advance of such assignment. Such approval shall not be unreasonably withheld. LICENSEE shall notify LICENSORS in writing in the event of an assignment to LICENSEE'S successor in business.

                                       XIV

SUBLICENSING

         LICENSEE may not sublicense without the permission of LICENSORS. This
Article XIV shall not restrict LICENSEE'S rights under Article III.

                                       XV

TERMINATION

         The LICENSORS may terminate this Agreement for material noncompliance by the LICENSEE with any of its material provisions by giving notice of its intention to do so three (3) months before the effective date of such termination. LICENSEE shall have the right to cure such noncompliance within sixty (60) days after receiving written notice. In the event that

LICENSEE shall make a timely cure of such noncompliance, this Agreement shall continue and LICENSORS' notice of termination shall have no effect.

         LICENSEE may terminate this License Agreement for any reason by giving notice of its intentions to do so three (3) months before the effective date of such termination.

                                       XVI

NEW INVENTIONS

         If, during the term of this Agreement and, with respect to each LICENSOR, so long as the Principal Investigator remains actively employed by such LICENSOR, the LICENSORS, individually or collectively, make any further improvements in the inventions disclosed and claimed in the Patent or the mode of using them, or become the owners of any new improvements or new inventions related to the Patent either through patents or otherwise, then they shall promptly communicate such improvements or inventions to the LICENSEE. LICENSORS shall use their best efforts to give LICENSEE notice of improvements or new inventions related to the Patent prior to any publication, sale, offer of sale or public use that could bar the filing of a patent with respect thereto.

                                      XVII

CONFIDENTIALITY

         LICENSORS each agree that they will not, directly or indirectly, use, communicate, disclosure or divulge to any natural person or any entity, any knowledge or information which they may have acquired, no matter from whom or in what manner, heretofore or hereafter, concerning the conduct and details of the business of LICENSEE including, but not limited to, the names of customers and suppliers, financial condition, business plans and marketing strategies and other information identified in writing at least within (10) business days of the disclosure as confidential by LICENSEE ("Confidential Information"). The term "Confidential Information" shall not include the following:

         1. Information that is known to LICENSORS or independently developed by them prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to LICENSEE upon receipt of the Confidential Information;

         2. Information disclosed to LICENSORS by a third party that has a right to make such disclosure

         3. Information that becomes patented, published or otherwise part of the public domain as a result of acts by LICENSEE or a third person obtaining such information as a matter of right; or

         4. Information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction; provided that the LICENSORS shall use reasonable efforts to obtain confidential treatment of such information by the agency or court.

                                      XVIII

OTHER

         1. LICENSEE agrees that it will not use the indicia or names of CRF or of Cornell

University, UMDNJ or NYU or any of their personnel in advertising, promotion, or labeling of Licensed Products without prior written approval of the respective organizations.

         2. LICENSORS make no representations other than those specified in this Agreement. LICENSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         3. Except as expressly provided in this Agreement, LICENSORS by this Agreement make no representation as to the patentability and/or breadth of the inventions and/or discoveries involved in a Licensed Patent. Except as expressly provided in this Agreement, LICENSORS by this Agreement makes no representation as to patents now held or which will be held by others in the field of the Licensed Products for a particular purpose.

         4. LICENSEE agrees to defend, indemnify and hold LICENSORS, their respective trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), harmless from and against all liability, demands, damages, expenses (including reasonable attorneys' fees and costs of litigation) or losses for death, personal injury, illness or property damage incurred by or imposed upon LICENSORS or any one of them in connection with any claims, suits, actions or judgements arising (a) out of use by LICENSEE or its transferees of inventions licensed or information furnished under this Agreement, or (b) out of any manufacture, use, sale or other disposition by LICENSEE or its transferees of products made by use of such inventions or information. LICENSORS shall give LICENSEE prompt written notice of any matter or claim which may be the basis for an indemnity claim hereunder and LICENSEE shall thereafter control the defense of such indemnity claim, with attorneys selected by LICENSEE and at LICENSEE'S own expense. LICENSORS shall be entitled, together with LICENSEE, to participate in the defense, compromise or settlement of any such matter through the LICENSORS' own attorneys and at LICENSORS' own expense, but LICENSEE shall have control thereof. LICENSORS shall provide such cooperation and such access to their books, records and properties as LICENSEE shall reasonably request with respect to such matters and the parties hereto agree to render each other such assistance as they may reasonably require of each in order to ensure the proper and adequate defense thereof. LICENSEE shall not make any settlement of any indemnity claims hereunder, other than indemnity claims strictly for monetary damages as to which the LICENSEE agrees to be responsible, without the written consent of LICENSORS, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the LICENSORS, their assets, employees or business. As used in this clause, LICENSORS includes their Trustees, Officers, Agents and Employees, and those of Cornell University and the New York University, and "LICENSEE" includes its Affiliates, Subsidiaries, Contractors and Sub-Contractors.

         5. LICENSEE shall provide at its own expense, attorneys reasonably acceptable to any individual or entity entitled to indemnification hereunder to defend against any actions brought or filed against such individual or entity with respect to the subject of indemnity contained herein.

         6. (a) At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or agent of LICENSEE, LICENSEE shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $10,000.00 per incident and $1,000,000.00 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE'S indemnification under this Section 4 of this Article. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be reasonably acceptable to University.

                  (b) The minimum amounts of insurance coverage required under this Section 6 shall not be construed to create a limit of LICENSEE'S liability with respect to its indemnification under this Section 4 of this Article.

                  (c) LICENSEE shall provide LICENSORS with written evidence of such insurance upon request of LICENSORS. LICENSEE shall provide LICENSORS with written notice at least sixty (60) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such sixty (60) day period, LICENSORS shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.

                  (d) LICENSEE shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or agent of LICENSEE and (ii) a reasonable period after the period referred to in
Section 6(d)(i) above which in no event shall be less than three (3) years.

         7. This Agreement shall be interpreted under the Laws of the State of New York.

         8. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original and such counterparts shall together constitute but one and the same instrument.

         9. Reports, notices and other communications to the LICENSORS shall be addressed to:

                                    H. Walter Haeussler, President
                                    CORNELL RESEARCH FOUNDATION, INC.
                                    Cornell Business & Technology Park
                                    20 Thornwood Drive, Suite 105
                                    Ithaca, New York  14850

and notices and other communications to the LICENSEE to:

                                    Michael Brown
                                    Director, Diagnostic Development
                                    International Canine Genetics, Inc.
                                    271 Great Valley Parkway
                                    Malvern, PA  19355

         IN WITNESS WHEREOF, the parties have caused this instrument to be executed in duplicate as of the day and year first above written.

ATTEST:                                     CORNELL RESEARCH FOUNDATION, INC.

____________________________                By:_______________________________
                                               H. Walter Haeussler

                                            Title:  President

                                            Date:_____________________________

ATTEST:                                     THE UNIVERSITY OF MEDICINE AND
                                            DENTISTRY OF NEW JERSEY

____________________________                By:_______________________________

                                            Title:____________________________

                                            Date:_____________________________

                       (Signatures continued on next page)

ATTEST:                                     NEW YORK UNIVERSITY

____________________________                By:_______________________________

                                            Title:____________________________

                                            Date:_____________________________

ATTEST:                                     INTERNATIONAL CANINE GENETICS, INC.

____________________________                By:_______________________________

                                            Title:  President

                                            Date:_____________________________